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Exhibit 10.7

SETTLEMENT AGREEMENT

        This Settlement Agreement (this "Agreement") is entered into as of March 6, 2003 by and among Cogent Communications Group, Inc., a Delaware corporation (the "Company"), Allied Riser Communications Corporation, a Delaware corporation ("Allied Riser"), and the several noteholders named in the attached Schedule I (each a "Noteholder" and collectively the "Noteholders").

W I T N E S S E T H:

        WHEREAS, the Noteholders hold in the aggregate $106,789,000 face value of the 7.5% Convertible Subordinated Notes Due 2007 issued by Allied Riser (the "Notes") pursuant to a certain Indenture, dated as of June 28, 2000, between Allied Riser and Wilmington Trust Company (the "Indenture"), as supplemented pursuant to a certain First Supplemental Indenture, dated as of February 4, 2002 (the "Supplemental Indenture");

        WHEREAS, Allied Riser is the wholly-owned subsidiary of the Company as the result of a merger consummated February 4, 2002 pursuant to which the Company became co-obligor with respect to certain obligations related to the Notes under the Indenture and the Supplemental Indenture;

        WHEREAS, certain of the Noteholders are plaintiffs in the action against Allied Riser and certain of its former directors styled as Angelo, Gordon & Co., L.P., JMG Capital Partners, LLC, Sagamore Hill Hub Fund, LTD., JMG Triton Offshore Fund, LTD., Peninsula Capital Advisors, LLC, Guardfish LLC and Anda Partnership v. Allied Riser Communications Corporation, a Delaware corporation, Gerald K. Dinsmore, R. David Spreng, Donald Lynch, and Blair P. Whitaker (Messrs. Dinsmore, Spreng, Lynch and Whitaker collectively, the "Allied Riser Directors"), (C.A. No. 19298), in the Court of Chancery of the State of Delaware in and for New Castle County (the "Noteholder Litigation");

        WHEREAS, certain of the Noteholders filed an involuntary petition against Allied Riser in the Bankruptcy Court for the Northern District of Texas, Dallas Division (Case No. 02-32607-SAF-7)(the "Bankruptcy Litigation");

        WHEREAS, pursuant to a letter agreement dated as of January 15, 2003 between the Noteholders, Allied Riser and the Company (the "Letter Agreement"), the Noteholders have expressed their intention to (a) dismiss with prejudice the Noteholder Litigation and to release all claims against Allied Riser, the Company and the Allied Riser Directors in exchange for a cash payment by Allied Riser, and the release of all claims against the Noteholders by the Company, Allied Riser and the Allied Riser Directors on the terms and conditions set forth in this Agreement and the dismissal with prejudice of certain counterclaims asserted against certain of the Noteholders party to the Noteholder Litigation by Allied Riser and the Allied Riser Directors and (b) surrender to Allied Riser 100% of the Notes held by such Noteholders in exchange for a cash payment by Allied Riser and the delivery by Allied Riser to the Noteholders of certain preferred stock of the Company, free and clear of any lien, pledge, claim, security interest, encumbrance or charge of any kind (the "Note Exchange") on the terms and subject to the conditions set forth in an exchange agreement of equal date herewith (the "Exchange Agreement").

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I

SETTLEMENT

        Section 1.1.    Settlement and General Release.    On the basis of the representations, warranties, covenants and agreements contained herein and subject to the terms and conditions of this Agreement, on or prior to the Closing (as defined herein):

        (a)  The Noteholders shall cause the Noteholder Litigation to be dismissed with prejudice by filing with the Court of Chancery of the State of Delaware in and for New Castle County the stipulation of dismissal of the Noteholder Litigation in substantially the form attached hereto as Exhibit A (the "Stipulation of Dismissal"), and shall cause the escrow agent under the Escrow Agreement (as defined below) to deliver to the Company a mutual general release executed by each of the Noteholders in the form attached hereto as Exhibit B (the "General Release");

        (b)  Allied Riser shall cause the escrow agent under the Escrow Agreement (as defined below) to deliver to the Noteholder Representative (as defined in Section 7.2) (i) cash equal to the total amount set forth opposite the names of each of the Noteholders under the heading "Settlement Payment" on Schedule I (the "Settlement Payment"), and (ii) the General Release executed by the Company and Allied Riser;

        (c)  Allied Riser and the Company shall cause the escrow agent under the Escrow Agreement (as defined below) to deliver to the Noteholder Representative the General Release executed by each of the Allied Riser Directors; and

        (d)  Allied Riser and the Allied Riser Directors shall dismiss with prejudice certain counterclaims asserted against the Noteholders party to the Noteholder Litigation by Allied Riser and the Allied Riser Directors.

        This transaction is referred to herein as the "Settlement."

        Section 1.2.    Closing.    The closing of the Settlement (the "Closing") shall be consummated simultaneously with the closing of the Note Exchange pursuant to the Exchange Agreement (the actual day on which the Closing occurs being hereinafter referred to as the "Closing Date").

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND ALLIED RISER

        As an inducement to the Noteholders to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and Allied Riser represents and warrants to, and covenants with, the Noteholders as follows:

        Section 2.1.    Due Organization and Authorization.    Each of the Company and Allied Riser is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company and Allied Riser has all requisite power and authority to execute, deliver and perform its respective obligations under this Agreement and all of the other agreements and instruments to be executed and delivered by the Company pursuant hereto (collectively, the "Company Ancillary Agreements"), and this Agreement has been, and when delivered in accordance with the terms hereof the Company Ancillary Agreements will be, duly authorized and validly executed and delivered by each of the Company and Allied Riser as applicable, and this Agreement constitutes, and when delivered in accordance with the terms hereof each Company Ancillary Agreement will constitute, the valid and binding agreement of each of the Company and Allied Riser, as applicable, enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        Section 2.2.    Non-Contravention.    The execution and delivery of this Agreement by the Company and by Allied Riser and the consummation of the transactions contemplated hereby will not conflict with or constitute a violation of, or default (with the passage of time or otherwise) under, any material agreement or instrument to which the Company or Allied Riser is a party or by which either is bound or the certificate of incorporation or the by-laws of the Company or Allied Riser, nor result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or Allied Riser or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or Allied Riser is a party or by which the Company or Allied Riser is bound or to which any of the property or assets of the Company or Allied Riser is subject, nor conflict with, or result in a violation of, any material law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company or Allied Riser. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States, other than with respect to "blue sky" laws, is required for the valid issuance and sale of the Series D Preferred Convertible Shares and Series E Preferred Convertible Shares of the Company (collectively the "Shares") to be issued to the Noteholders pursuant to this Agreement or other Company or Noteholder Ancillary Agreements, as the case may be (other than such as have been made or obtained or will be made or obtained prior to the Closing).

        Section 2.3.    No Brokers.    The Company and Allied Riser each represent that there are no brokers or finders entitled to compensation in connection with the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE NOTEHOLDERS

        As an inducement to each of the Company and Allied Riser to enter into this Agreement and to consummate the transactions contemplated hereby, each Noteholder severally and not jointly hereby represents and warrants to, and covenants with, each of the Company and Allied Riser as follows:

        Section 3.1.    Due Organization and Authorization.    The Noteholder, if an entity, is duly organized, validly existing and in good standing under the laws of the state of its organization. The Noteholder has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other agreements and instruments to be executed and delivered by such Noteholder pursuant hereto (collectively, the "Noteholder Ancillary Agreements"), and this Agreement has been, and when delivered in accordance with the terms hereof the Noteholder Ancillary Agreements will be, duly authorized and validly executed and delivered by such Noteholder and this Agreement constitutes, and when delivered in accordance with the terms hereof each Noteholder Ancillary Agreement will constitute, the valid and binding agreement of such Noteholder enforceable against such Noteholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        Section 3.2.    Non-Contravention.    The execution and delivery of this Agreement by the Noteholder and the consummation of the transactions contemplated hereby will not conflict with or constitute a violation of, or default (with the passage of time or otherwise) under, any material agreement or instrument to which such Noteholder is a party or by which such Noteholder is bound, or the certificate of incorporation, by-laws or other organizational documents of such Noteholder, nor conflict with, or result in a violation of, any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to such Noteholder.

        Section 3.3.    Additional Representations.    Each Noteholder further represents and warrants to and covenants with the Company that:

        (a)  there is no plaintiff in the Noteholder Litigation that is not a party to this Agreement.

        (b)  as of the date of this Agreement, such Noteholder is not aware of any event, that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

        Section 3.4.    No Brokers.    Each Noteholder represents that there are no brokers or finders entitled to compensation in connection with the transactions contemplated hereby.

ARTICLE IV

COVENANTS

        Each of the parties hereto hereby agrees and covenants, subject to the terms and conditions of, and in accordance with, the Escrow Agreement and each of the Company Ancillary Agreements and the Noteholder Ancillary Agreements, that:

        Section 4.1.    Covenants of the Noteholders.    The Noteholders shall (i) cause the Noteholder Litigation to be dismissed with prejudice by filing with the Court of Chancery of the State of Delaware in and for New Castle County the Stipulation of Dismissal, (ii) cause to be surrendered to Allied Riser, in exchange for the Settlement Payment and the Shares, all of the issued and outstanding Notes held by the Noteholders, and (iii) execute and cause to be delivered to the Company, Allied Riser and the Allied Riser Directors, in each case in accordance with the terms of the Escrow Agreement, the General Release.

        Section 4.2.    Covenants of Allied Riser.    Allied Riser shall (i) pay or cause to be paid in cash to the Noteholders the Settlement Payment, (ii) shall execute and cause to be delivered to the Noteholders the General Release and (iii) shall cause to be delivered to the Noteholders duly executed share certificates evidencing the duly authorized, validly issued, fully paid and non-assesable Shares, in each case in accordance with the terms of the Escrow Agreement.

        Section 4.3.    Covenants of the Company.    The Company shall (i) execute and cause to be delivered to the Noteholders the General Release, and (ii) shall deliver to Allied Riser upon the approval of the Company's Third Amended and Restated Certificate of Incorporation, duly executed share certificates evidencing the duly authorized, validly issued, fully paid and non-assesable Shares, in each case in accordance with the terms of the Escrow Agreement.

        Section 4.4.    Escrow.    Immediately upon the execution of this Agreement and the Exchange Agreement, the Company, Allied Riser, the Noteholders and a mutually acceptable escrow agent shall enter into the escrow agreement attached as Exhibit C to the Exchange Agreement (the "Escrow Agreement"), pursuant to which, on the date hereof, (i) Allied Riser will deliver into escrow the Settlement Payment and the General Release executed by Allied Riser and the Allied Riser Directors, (ii) the Company will deliver into escrow the General Release executed by the Company, and (iii) the Noteholders will deliver into escrow a copy of the General Release executed by each Noteholder.

        Section 4.5.    Additional Covenant.    The Company, Allied Riser and each Noteholder agree and covenant to use their best efforts to cause the consummation of the transactions contemplated by this Agreement. The Company, Allied Riser and each Noteholder agree and covenant not to take any action that is inconsistent with their obligations under this Agreement in any material respect that could reasonably be expected to hinder or delay the consummation of this transactions contemplated by this Agreement. Each Noteholder agrees and covenants that during the term of this Agreement, such Noteholder will (a) not take any action under the Indenture, or instruct the trustee under the Indenture (the "Trustee") to take any action that is inconsistent with the intent or terms and conditions of the Exchange Agreement or the

Settlement Agreement and, (b) if the Trustee takes or threatens any such action, direct or cause the Trustee to be directed not to take such action to the extent authorized by the Indenture or Supplemental Indenture.

        This transaction is referred to herein as the "Settlement".

ARTICLE V

CONDITIONS PRECEDENT

        Section 5.1.    Conditions to Obligations of the Company.    The obligation of the Company and Allied Riser to consummate the Closing of the Settlement on the Closing Date is subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

        (a)  The representations and warranties contained in Article III shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and an authorized representative of each Noteholder shall have certified to such effect to the Company in writing.

        (b)  Each Noteholder and the Noteholder Representative shall have performed and complied with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and an authorized representative of each shall have certified to the Company in writing to such effect.

        (c)  All actions required to be taken by the Noteholders pursuant to the Exchange Agreement shall have been taken.

        Section 5.2.    Conditions to Obligations of the Noteholders.    The obligation of each Noteholder to consummate the Closing of the Settlement on the Closing Date is subject to the satisfaction, on or before the Closing Date, of the following conditions:

        (a)  The representations and warranties contained in Article II shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Chief Executive Officer and Chief Financial Officer of the Company shall have certified to such effect to the Noteholders in writing.

        (b)  The Company and Allied Riser each shall have performed and complied with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and the Chief Executive Officer and Chief Financial Officer of the Company shall have certified to the Purchasers in writing to such effect.

        (c)  All actions required to be taken by each of the Company and Allied Riser pursuant to the Exchange Agreement shall have been taken.

ARTICLE VI

TERMINATION

        Section 6.1.    Termination.    This Agreement will terminate and all of the obligations hereunder of the Company and the Noteholders will be of no further force or effect upon the earlier of:

        (a)  the mutual agreement between the Company and the holders of at least two-thirds of the aggregate outstanding face value of the Notes to be exchanged pursuant to this Agreement;

        (b)  the filing by the Company of a voluntary bankruptcy petition, or the filing of an involuntary bankruptcy petition by creditors of the Company, prior to the Closing;

        (c)  the vote of Noteholders holding at least two-thirds in aggregate of the principal amount of the Notes to be exchanged pursuant to this Agreement if the Closing has not occurred within 45 days after the date hereof; or

        (d)  the termination of the Exchange Agreement.

ARTICLE VII

GENERAL PROVISIONS

        Section 7.1.    Amendments.    This Agreement may not be amended or modified, and no provisions hereof may be waived, without the prior written consent of the Company and the holders of at least two-thirds of the aggregate outstanding face value of the Notes to be exchanged pursuant to this Agreement.

        Section 7.2.    Noteholder Representative.    The Noteholders have appointed Gary Wolfe the "Noteholder Representative" under this Agreement.

        Section 7.3.    Notices.    Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission with receipt of delivery (one business day after confirmation in the case of transmissions to non-U.S. residents), or sent by registered or certified mail, postage prepaid, return receipt requested, or by internationally recognized overnight courier service (two business days after deposit with such overnight courier service in the case of deliveries to non-U.S. residents), as follows: if to the Company or Allied Riser, to Cogent Communications Group, Inc. 1015 31st Street, N.W., Suite 330, Washington, DC 20007, Attn: David Schaeffer, fax number (202) 338-8798, and if to the Noteholder Representative, to Gary J. Wolfe, Esq., Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004, fax number (212) 480-842.

        Section 7.4.    Expenses.    Except as provided in the Exchange Agreement, each party hereto will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated.

        Section 7.5.    Assignment.    The rights and obligations of each of the Noteholders under this Agreement shall not be assignable or delegable without the written consent of the Company. The rights and obligations of the Company and Allied Riser under this Agreement shall not be assignable or delegable without the written consent of the holders of a majority of the aggregate outstanding face value of the Notes to be exchanged pursuant to this Agreement.

        Section 7.6.    Consent to Jurisdiction and Service.    The Company, Allied Riser, and each of the Noteholders party hereto hereby absolutely and irrevocably consents and submits to the jurisdiction of the Courts in the State of New York and of any Federal court located in the State of New York in connection with any actions or proceedings brought against any party hereto arising out of or relating to the Settlement. In any such action or proceeding, each party hereto hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service or summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 7.3 hereof;

        Section 7.7.    Survival of Representations and Warranties.    All representations and warranties made in this Agreement or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof.

        Section 7.8.    Prior Agreements.    This Agreement and the Exchange Agreement constitute the entire agreement between the parties and supersede any prior understandings or agreements concerning the Note Exchange and the Settlement.

        Section 7.9.    Governing Law.    This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without regard to its conflict of law principles.

        Section 7.10.    Headings.    Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

        Section 7.11.    Counterparts.    This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

        Section 7.12.    Further Assurances.    From and after the date of this Agreement, upon the request of any Noteholder, the Company or Allied Riser, the Noteholders, the Company or Allied Riser, as the case may be, shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

        Section 7.13.    Severability.    The provisions of this Agreement and the terms of the Shares are severable and, if any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement or the Share shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the terms of the Shares; but this Agreement and the terms of the Shares shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

        IN WITNESS WHEREOF, the parties hereto have caused this SETTLEMENT AGREEMENT to be executed as of the date first above written.

ALLIED RISER COMMUNICATIONS CORPORATION
/s/ DAVE SCHAEFFER By: Dave Schaeffer Title: President
COGENT COMMUNICATIONS GROUP, INC.
/s/ DAVE SCHAEFFER By: Dave Schaeffer Title: President
ANDA PARTNERSHIP By it Partners
THE ANN ONLY TRUST
/s/ MARK SLEZAK By: Mark Slezak Title: Co-Trustee
THE ANN AND DESCENDANTS TRUST
/s/ MARK SLEZAK By: Mark Slezak Title: Co-Trustee

CRT CAPITAL GROUP, LLC
/s/ MICHAEL VAUGHN By: C. Michael Vaughn Title: Member
GUARDFISH, LLC
/s/ JOHN C. KOPCHIK By: John C. Kopchik Title: Principal of its Manager, Providence Asset Management LLC
HBV MASTER REDISCOVERY OPPORTUNITIES FUND, L.P.
/s/ GEORGE J. KONOMOS By: George J. Konomos Title: Portfolio Manager
JMG CAPITAL PARTNERS, L.P.
/s/ JONATHAN GLASER By: Jonathan Glaser Title: Managing Member
JMG TRITON OFFSHORE FUND, LTD.
/s/ JONATHAN GLASER By: Jonathan Glaser Title: Managing Member

MARKETUS VALUE PARTNERS, L.P.
/s/ EDMUND A. HAJIM By: Edmund A. Hajim Title: Managing Member of its General Partner, Marketus, L.L.C.
LA POLICE AND FIRE PENSION FUND By its Manager, WR HUFF & CO.
/s/ MICHAEL J. MCGUINESS By: Michael J. McGuiness Title: Portfolio Manager
PENINSULA INVESTMENT PARTNERS, L.P.
/s/ R. TED WESCHLER By: R. Ted Weschler Title: Managing Member of its Investment Advisor and General Partner
SAGAMORE HILL HUB FUND LTD.
/s/ MARK MAY By: Mark May Title:

LC CAPITAL MASTER FUND, LTD.
/s/ STEVE LAMPE By: Steve Lampe Title: Managing Member

Schedule 1.1

Noteholder	Allied Riser Notes	Settlement Payment
Anda Partnership	$19,999,000.00	$913,954.06
CRT Capital Group, LLC	$18,875,000.00	$862,587.27
Guardfish, LLC	$10,999,000.00	$502,654.17
HVB Master Rediscovery Opportunities Fund, L.P.	$6,117,000.00	$279,546.83
JMG Capital Partners, L.P.	$900,000.00	$41,129.99
JMG Triton Offshore Fund, Ltd.	$3,050,000.00	$139,384.96
Marketus Value Partners, L.P.	$1,000,000.00	$45,699.99
LA Police and Fire Pension Fund	$8,700,000.00	$397,589,89
Peninsula Investment Partners, L.P.	$22,099,000.00	$1,009,924.03
Sagamore Hill Hub Fund Ltd.	$15,050,000.00	$687,784.82
Total	$106,789,000.00	$4,880,256.00

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  Exhibit 10.7
SETTLEMENT AGREEMENT
ARTICLE I SETTLEMENT
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND ALLIED RISER
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE NOTEHOLDERS
ARTICLE IV COVENANTS
ARTICLE V CONDITIONS PRECEDENT
ARTICLE VI TERMINATION
ARTICLE VII GENERAL PROVISIONS
Schedule 1.1